FORETHOUGHT LIFE INSURANCE COMPANY

Sarah M. Patterson
Senior Vice President and Associate General Counsel
Law Department
Direct Dial: (860) 325-1538
Fax: (800) 325-1539

April 19, 2016

VIA EDGAR

United States Securities and Exchange Commission

Office of Insurance Products

Division of Investment Management

100 F Street, N.E.

Washington, D.C.  20549-8629

Re:                             Forethought Life Insurance Company (“Registrant”)

Registration Statement on Form N-4 (“Registration Statement”)

Pre-Effective Amendment No. 2

File Nos. 333-209071 & 811-22726

Members of the Commission:

Pursuant to Rule 461 under the Securities Act of 1933, Forethought Life Insurance Company, hereby requests that the registration statement electronically filed via EDGAR on Form N-4 (File No. 333-209071) be accelerated and declared effective on May 2, 2016, or as soon thereafter as is reasonably practicable.

Forethought Life Insurance Company

By:	Michael Reardon*	*By:	\s\ Sarah M. Patterson
	Michael Reardon, President		Sarah M. Patterson, Attorney-in-fact

Forethought Distributors, LLC

By:	\s\ Robert Arena
Robert Arena, Annuity Division President